                                                                      Exhibit 21

                   SUBSIDIARIES OF PRIMEX TECHNOLOGIES, INC.
                           (as of December 31, 1996)



                                        JURISDICTION           PERCENTAGE OF DIRECT/
                                           WHERE               INDIRECT OWNERSHIP BY
SUBSIDIARY                               ORGANIZED          PRIMEX OF VOTING SECURITIES

General Defense Corporation/1/             Pennsylvania            100%

Olin Aerospace Company/2/                  Washington              100%

Physics International Company/3/           California              100%

U.S. Ordnance Company/4/                   Delaware                100%

      There are omitted from the foregoing list the names of certain subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.



/1/ Now doing business as "Primex Technologies, Ordnance and Tactical Systems Division" in Florida, Pennsylvania, New Jersey and Arkansas.

/2/ Renamed Primex Aerospace Company on January 2, 1997. Now doing business as "Primex Technologies, Aerospace and Electronics Division," "Olin Aerospace Company," "OAC," "PAC,"and "Primex Aerospace" in Washington.

/3/ Renamed Primex Physics International Company on January 2, 1997. Now doing business as "Primex Technologies, Ordnance and Tactical Systems Division" in California and qualified as "Physics International Company," now doing business as "Primex Physics International Company" in Tennessee.

/4/ Now doing business as "Primex Technologies, Ordnance and Tactical Systems Division" in Los Angeles, California.